Exhibit 23.5

Consent of Independent Auditors

The Board of Directors

OceanFirst Financial Corp.:

We consent to the use in this Registration Statement of OceanFirst Financial Corp. on Form S-4 of our report dated March 22, 2018 related to the consolidated financial statements of Sun Bancorp, Inc. as of December 31, 2017 and December 31, 2016 and for the three years ended December 31, 2017, appearing in this Proxy Statement/Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Deloitte & Touche LLP

December 6, 2018